Exhibit 10 (c)

TERMS AND CONDITIONS OF

PERFORMANCE SHARE AWARDS ISSUED PURSUANT TO

THE CHURCHILL DOWNS INCORPORATED

2007 OMNIBUS STOCK INCENTIVE PLAN

1. ESTABLISHMENT OF THE TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARDS ISSUED PURSUANT TO THE CHURCHILL DOWNS INCORPORATED 2007 OMNIBUS STOCK INCENTIVE PLAN.

(a) The Compensation Committee of the Board of Directors of Churchill Downs Incorporated (the “Company”) hereby establishes the following Performance Share Awards Terms and Conditions (the “Performance Share Awards Terms and Conditions”) applicable to Performance Share Awards granted pursuant to the Company’s 2007 Omnibus Stock Incentive Plan (the “Plan”). Any capitalized terms not defined herein shall have the meaning set forth in the Plan. In the event of a conflict between the provisions of the Plan and the Performance Share Awards Terms and Conditions, the provisions of the Plan shall prevail.

(b) For purposes of Performance Share Awards granted pursuant to the Plan, the terms listed below shall have the following meanings:

(1) Award Value shall mean the maximum dollar award value a Participant may earn for any Performance Period.

(2) Cause shall have the meaning set forth in an employment agreement or other agreement, including, but not limited to a severance agreement, between Participant and the Company or a Subsidiary that contains a definition of “Cause.” If no such agreement exists, “Cause” shall mean the occurrence of any one of the following acts by Participant:

(i) Participant shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or any crime involving dishonesty or moral turpitude;

(ii) Participant shall have breached his or her Performance Share Award Agreement or any employment, non-competition or non-solicitation covenant or agreement with the Company or a Subsidiary, whether in an employment agreement or otherwise;

(iii) Participant shall have failed (x) to substantially comply with the rules or policies of general application of the Company or a Subsidiary, or (y) to devote substantial time and energy to the business and affairs of the Company or a Subsidiary (other than due to death or Disability);

(iv) Participant shall have engaged in any fraud, embezzlement, theft or other dishonesty against the Company or a Subsidiary;

(v) Participant’s continued failure to substantially perform Participant’s duties;

(vi) Participant’s repeated acts of insubordination, or failure to execute Company or Subsidiary plans and/or strategies; or

(vii) Participant engages in any act that is intended or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or a Subsidiary;

(3) Change in Control shall mean the first to occur of the following events:

(i) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then-outstanding voting securities of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y) and (z) of subsection (iii) of this definition;

(ii) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (z) at least a majority of the members of the Board of the Company resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the Board providing for such Corporate Transaction; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(4) Company Performance Goal shall have the meaning set forth in Section 5(a).

(5) Disability shall mean the inability of Participant to perform his normal duties as a result of any physical or mental injury or ailment for (i) any consecutive ninety (90)-day period, or (ii) any one hundred eighty (180) days (whether or not consecutive) during any three hundred sixty-five (365) calendar day period.

(6) EBITDA shall mean the Company’s net income from continuing operations plus interest expense plus taxes plus depreciation and amortization (after giving effect to accruals for the cost of the Performance Share Awards).

(7) Effective Date shall mean the date the Committee approves the Performance Share Awards Terms and Conditions.

(8) Good Reason shall mean the occurrence (without Participant’s express consent) of any one of the following acts by the Company or a Subsidiary:

(i) the assignment to Participant of any duties inconsistent in any material respect with the position of Participant as of the effective date of any Change in Control, or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by Participant;

(ii) the Company’s requiring Participant to be based at, or perform his principal functions at, any office or location other than the location within thirty-five (35) miles of the location at which Participant was based as of the effective date of the Change in Control unless such other location is closer to Participant’s then-primary residence; or

(iii) a reduction in Participant’s base salary unless other similarly situated employees suffer a comparable reduction;

(iv) a reduction in Participant’s welfare benefits plans, qualified retirement plan, or paid time off benefit unless other similarly situated employees suffer a comparable reduction; and

(v) the Company’s or a Subsidiary’s notice to Participant of non-renewal of his employment agreement, if applicable.

(9) Open Performance Period shall mean a Performance Period for which the Company Performance Goal has not been achieved.

(10) Participant shall mean an eligible Employee that has been granted an Award Value pursuant to the Performance Share Awards Terms and Conditions.

(11) Performance Period shall mean each of the 2008-2012 calendar years, inclusive.

(12) Performance Share Award shall mean a grant of Performance Shares following Committee certification of the Company’s Performance Goal and individual performance goals pursuant to the Performance Share Awards Terms and Conditions.

(13) Performance Share Award Agreement shall mean a written agreement between the Company and a Participant with respect to any earned Performance Shares.

(14) Retirement shall (i) have the meaning assigned to it in Company’s tax qualified retirement plan, or (ii) mean the attainment of such other retirement age as the Committee may designate from time to time.

(15) Termination Date shall mean the date set forth in Section 12(a).

2. ADMINISTRATION OF THE PERFORMANCE SHARE AWARDS TERMS AND CONDITIONS.

The Performance Share Awards Terms and Conditions shall be administered by the Committee. The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind any and all rules and regulations as, in its opinion, may be advisable in the administration, construction and interpretation of the Performance Share Awards Terms and Conditions, its rules and regulations, and the instruments evidencing awards granted under these terms and conditions, and to make all other determinations deemed necessary or advisable for the administration of these terms and conditions. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

3. ELIGIBILITY.

The Committee shall determine the Employees that will be eligible for grant of Performance Share Awards under the Performance Share Awards Terms and Conditions, as well as his or her Award Value for each of the Performance Periods.

4. AVAILABILITY OF PERFORMANCE SHARE AWARDS.

Pursuant to the terms of the Plan, up to 300,000 Performance Share Awards may be granted under the Performance Share Awards Terms and Conditions to any Participant in any calendar year. Performance Shares that are forfeited shall again be available for grant under the Plan and the Performance Share Awards Terms and Conditions.

5. PERFORMANCE MEASURES.

(a) Thirty percent (30%) of each Performance Share Award shall be based upon the Company’s achievement of minimum EBITDA performance goal for a particular Performance Period. The minimum EBITDA goal for each Performance Period is as follows (each, a “Company Performance Goal”):

•	2008 – $70 million,

•	2009 – $85 million,

•	2010 – $100 million,

•	2011 – $115 million,

•	2012 – $130 million.

The determination of whether such Company Performance Goal has been achieved shall be made by the Company’s outside auditors.

(b) Seventy percent (70%) of each Performance Share Award shall be based upon the Participant’s achievement of his or her individual performance objectives, which shall be recommended each year by the Company’s CEO and approved by the Committee. The determination of whether such individual performance goals have been achieved shall be made by the Committee upon advice of the Company’s CEO.

6. GRANT OF PERFORMANCE SHARE AWARDS.

(a) The Committee shall certify the Company’s EBITDA results and the results of each Participant’s individual performance goals in the first quarter of each calendar year for the years 2009 through 2013, inclusive, following the Company’s completion of its year end financial reports, as audited. Except as otherwise provided in the Performance Share Awards Terms and Conditions, following such certification, each Participant shall be granted a Performance Share Award in respect of applicable Performance Periods; provided that no Performance Share Award for a particular Performance Period shall be granted unless and until the Company’s Performance Goal for such Performance Period has been achieved; and provided further, that no Performance Share Award may be granted in respect of a future Performance Period.

(b) The value of the Performance Share Award shall be based upon Participant’s applicable Award Value and the Committee’s certification of the Company’s Performance Goal and Participant’s individual performance objectives. Except as otherwise provided, the number of shares subject to the Performance Share Award shall be determined based on dollar value of the Performance Share Award for the particular year divided by the closing price of the Company’s common stock on the last business day of the calendar year immediately preceding the date of grant. Except as otherwise set forth herein, the Performance Share Award shall vest and be payable in accordance with Section 7 below.

(c) In the event the Company does not achieve its Company Performance Goal in the scheduled year, the Participant’s Award Value attributable to such Company Performance Goal may be achieved in a future year, in which case, the Performance Share Award shall be granted in the first quarter following the year such Company Performance Goal is achieved.

(i) The individual performance portion of Participant’s Performance Share Award for the scheduled year shall be based on the Company’s CEO and

Committee’s assessment of the Participant’s attainment of performance objectives for the year in which the Company Performance Goal is met (and not attainment of individual performance objectives for the originally scheduled year).

(ii) The number of shares subject to such Performance Share Award shall be determined based on dollar value of the Performance Share Award for the particular year divided by the closing price of the Company’s Common Stock on the last business day of the calendar year immediately preceding the date of grant. Such Performance Share Award shall vest and be payable in accordance with the vesting schedule attributable to the underlying Performance Period as set forth in Section 7 below.

(iii) Example:

(x) Facts: Participant was granted an Award Value of $100,000 for 2008, $125,000 for 2009 and $150,000 for 2010. The Company did not achieve either of the 2008 or 2009 Company Performance Goal, but achieved the 2010 Company Performance Goal. For the 2010 Performance Period, the Committee determined that Participant met 50% of his individual performance objectives. The closing price of the Company’s Common Stock on December 31, 2009 was $100.00 per share.

(y) Awards: In the first quarter of 2011, Participant would be granted three separate Performance Share Awards.

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The Performance Share Award in respect of the 2008 Performance Period would have a dollar value of $65,000 (30% x $100,000) + (70% x $100,000 ÷ 50%) and would cover 650 shares ($65,000 ÷ 100.00 per share), if applicable. This Performance Share Award would vest in quarterly installments over a period of thirty-six months, beginning on March 31 of the year of grant.

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The Performance Share Award in respect of the 2009 Performance Period would have a dollar value of $81,250 (30% x $125,000) + (70% x $125,000 ÷ 50%) and would cover 812 shares ($81,250 ÷ 100.00 per share), if applicable, plus a cash payment in respect of the remaining half share. This Performance Share Award would vest in quarterly installments over a period of thirty-six months, beginning on March 31 of the year of grant.

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The Performance Share Award in respect of the 2010 Performance Period would have a dollar value of $97,500 (30% x $150,000) + (70% x $150,000 ÷ 50%) and would cover 975 shares ($97,500 ÷ 100.00 per share), if applicable. This Performance Share Award would vest in quarterly installments over a period of twenty-four months, beginning on March 31 of the year of grant.

(d) Once a Performance Share Award has been granted for a particular Performance Period, such Performance Period shall be closed. Only one Performance Share Award grant may be awarded in respect of any Performance Period.

7. VESTING AND PAYMENT OF PERFORMANCE SHARE AWARDS.

(a) Subject to Participant’s continued employment with the Company or a Subsidiary, Performance Share Awards granted in respect of the 2008 and 2009 Performance Periods shall vest over a period of thirty-six (36) months in equal quarterly installments on the last day of each quarter, at which time such awards shall be payable as soon as administratively practicable. The first vesting date shall begin on March 31 of the year of grant.

(b) Subject to Participant’s continued employment with the Company or a Subsidiary, Performance Share Awards granted in respect of the 2010 and 2011 Performance Periods shall vest over a period of twenty-four (24) months in equal quarterly installments on the last day of each quarter, at which time such awards shall be payable as soon as administratively practicable. The first vesting date shall begin on March 31 of the year of grant.

(c) Subject to Participant’s continued employment with the Company or a Subsidiary, Performance Share Awards granted in respect of the 2012 Performance Period shall vest over a period of twelve (12) months in equal quarterly installments the last day of each quarter, at which time such awards shall be payable as soon as administratively practicable. The first vesting date shall begin on March 31 of the year of grant.

(d) At or before each vesting date, the Committee shall determine, in its sole discretion, whether the Performance Share Award shall be settled in cash, Shares or a combination of both.

8. DIVIDEND EQUIVALENTS.

Participants shall be entitled to accrue dividend equivalents with respect to the Performance Shares that are subject to the unvested portion of any Performance Share Award, which dividend equivalents shall be payable as soon as administratively practicable following the vesting of the Performance Share Award related to such dividend equivalent amounts, but in no event later than March 15th of the year following the year of vesting.

9. EXTRAORDINARY EVENTS.

If the Committee determines that one or more extraordinary events has occurred during a Performance Period that alter the basis upon which the performance measures set forth in Section 5 are to be calculated, the Committee may adjust these performance measures as may be necessary to exclude the effect of these events. Events warranting such action may include, but are not limited to, major acquisitions or divestitures, significant changes in accounting practices, or a recapitalization of the Company. Notwithstanding the foregoing, the Committee shall not have the discretion to increase the Award Value payable that would otherwise be due upon certification of the Company’s Performance Goal and individual performance goals.

10. TERMINATION OF EMPLOYMENT.

(a) Except as set forth in Sections 10(b) and 11(a) below, termination of a Participant’s employment with the Company or a Subsidiary prior to full vesting of the Performance Share Award for any reason (whether voluntary or involuntary) shall result in forfeiture (i) of any then unvested Performance Share Awards and any accrued but unpaid dividend equivalents thereon and (ii) of all opportunity to receive a Performance Share Award for any Open Performance Period.

(b) Termination of a Participant’s employment by reason of Participant’s death, Disability, or Retirement shall result in (i) full acceleration of vesting of any then unvested Performance Share Awards and payout as soon as administratively practicable in a lump sum of such accelerated Performance Shares and accrued dividend equivalents thereon to the Participant (or the Participant’s beneficiary or estate in the event of death) and (ii) forfeiture of all opportunity to receive a Performance Share Award for any Open Performance Period.

11. CHANGE IN CONTROL.

(a) Termination of Participant’s employment with the Company or a Subsidiary by the Company without Cause (but not by reason of Participant’s death or Disability) or by Participant for Good Reason, each within 24 months following a Change in Control, shall result in the following:

(1) Full acceleration of vesting and payout as soon as administratively practicable in a lump sum of such accelerated Performance Shares and accrued dividend equivalents thereon to the Participant;

(2) Automatic grant of a Performance Share Award equal to fifty percent (50%) of any of Participant’s unearned Award Values (without regard to the Company Performance Goal or Participant’s individual performance objectives) for any Open Performance Periods. Such Performance Share Award shall be fully vested and payable as soon as administratively practicable in a lump sum. The number of Shares subject to such Performance Share Award shall be determined based on the closing price of the Company’s Common Stock on the last business day immediately prior to the termination of employment; and

(3) Immediate termination and forfeiture of the remaining (50%) of any of Participant’s unearned Award Values for any Open Performance Period.

(b) In the event the Performance Share Awards Terms and Conditions are terminated following a Change in Control but prior to the Termination Date, the following shall apply:

(1) Subject to Sections 10(b) and 11(a)(1), any unvested Performance Share Awards and accrued dividend equivalents thereon shall continue to vest in accordance with its existing vesting schedule;

(2) Participant shall be automatically granted a Performance Share Award, effective immediately prior to the termination of the Performance Share Awards Terms and Conditions, equal to fifty percent (50%) of any of Participant’s unearned Award Values (without regard to the Company Performance Goal or Participant’s individual performance objectives) for any Open Performance Period. The number of shares subject to such Performance Share Award shall be determined based on the closing price of the Company’s Common Stock on the last business day immediately prior to the termination of the Performance Share Awards Terms and Conditions. Subject to Sections 10(b) and 11(a)(1), such Performance Share Award shall vest in accordance with the vesting schedule attributable to the underlying Open Performance Period of each such Performance Share Award, with the first vesting date beginning on the last day of the calendar quarter in which such Performance Share Award was granted.

(3) The remaining (50%) of any of Participant’s unearned Award Values for any Open Performance Period shall terminate in full and Participant shall not be entitled to any Performance Share Award in respect of such Award Values.

(4) Example:

(i) Facts: Participant was granted an Award Value of $100,000 for 2008, $125,000 for 2009, $150,000 for 2010, $200,000 for 2011 and $250,000 for 2012. The Company achieved the 2008 Company Performance Goal, but did not achieve the 2009 Company Performance Goal. In 2010, the Company was acquired in a transaction that constituted a Change in Control and in the same year, the successor corporation terminated the Performance Share Awards Terms and Conditions. The closing price of the Company’s Common Stock on the day prior to the termination of the Performance Share Awards Terms and Conditions was $100.00 per share.

(ii) Awards: The Performance Share Award granted in respect of the 2008 Performance Period would continue to vest according to its existing schedule. As a result of the termination of the Performance Share Awards Terms and Conditions, each Participant would be granted four separate Performance Share Awards.

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The Performance Share Award in respect of the 2009 Performance Period would have a dollar value of $62,500 (50% x $125,000) and would cover 625 shares ($62,500 ÷ 100.00 per share), if applicable. This Performance Share Award would vest in quarterly installments over a period of thirty-six months, beginning the last day of the calendar quarter in the year of grant.

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The Performance Share Award in respect of the 2010 Performance Period would have a dollar value of $75,000 (50% x $150,000) and would cover 750 shares ($75,000 ÷ 100.00 per share), if applicable. This Performance Share Award would vest in quarterly installments over a period of twenty-four months, beginning the last day of the calendar quarter in the year of grant.

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The Performance Share Award in respect of the 2011 Performance Period would have a dollar value of $100,000 (50% x $200,000) and would cover 1,000 shares ($100,000 ÷ 100.00 per share), if applicable. This Performance Share Award would vest in quarterly installments over a period of twenty-four months, beginning the last day of the calendar quarter in the year of grant.

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The Performance Share Award in respect of the 2012 Performance Period would have a dollar value of $125,000 (50% x $250,000) and would cover 1,250 shares ($125,000 ÷ 100.00 per share). This Performance Share Award would vest in quarterly installments over a period of twelve months, beginning the last day of the calendar quarter in the year of grant.

12. EXPIRATION OF THE PERFORMANCE SHARE AWARDS TERMS AND CONDITIONS; TERMINATION OF THE PERFORMANCE SHARE AWARDS TERMS AND CONDITIONS.

(a) The Performance Share Awards Terms and Conditions shall automatically terminate on the date the Committee determines the grants of Performance Share Awards, if any, in respect of 2012 Performance Period (the “Termination Date”). Any Open Performance Periods as of such date shall be immediately terminated and Participant shall not be entitled to any Performance Share Award for any remaining Open Performance Period.

(b) Except as set forth in Section 11(b), in the event the Performance Share Awards Terms and Conditions are terminated prior to the Termination Date, the following shall apply:

(1) Subject to Section 10(b), any unvested Performance Share Awards and accrued dividend equivalents thereon shall continue to vest in accordance with its existing vesting schedule; and

(2) Participant shall be automatically granted a Performance Share Award, effective immediately prior to the termination of the Performance Share Awards Terms and Conditions, equal to fifty percent (50%) of any of Participant’s unearned Award Values (without regard to the Company Performance Goal or Participant’s individual performance objectives) for any Open Performance Period. The number of shares subject to such Performance Share Award shall be determined based on the closing price of the Company’s Common Stock on the last business day immediately prior to the termination of the Performance Share Awards Terms and Conditions. Subject to Section 10(b), such Performance Share Award shall vest in accordance with the vesting schedule attributable to the underlying Open Performance Period of each such Performance Share Award, with the first vesting date beginning on the last day of the calendar quarter in which such Performance Share Award was granted.

(3) The remaining (50%) of any of Participant’s unearned Award Values shall terminate in full and Participant shall not be entitled to any Performance Share Award in respect of such unearned Award Values.

13. UNFUNDED STATUS OF THE PERFORMANCE SHARE AWARDS TERMS AND CONDITIONS.

The Performance Share Awards Terms and Conditions is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.